Exhibit 99.1

Sierra Oncology Appoints Dr. Andrew Allen to its Board of Directors

- Dr. Allen, key contributor in the advancement of PARP inhibitors, to support Sierra in developing next-generation DDR therapeutics -

Vancouver – October 25, 2017. Sierra Oncology, Inc. (NASDAQ: SRRA), a clinical stage drug development company focused on advancing next generation DNA Damage Response (DDR) therapeutics for the treatment of patients with cancer, today announced the appointment of Dr. Andrew Allen to its Board of Directors, effective October 23, 2017.

“With the proven success of PARP inhibitors in treating cancer, significant attention has been focused on identifying and advancing the next-generation of targeted therapeutics that leverage the DNA damage response,” said Dr. Allen. “I’ve been highly encouraged by the sophisticated approach Sierra is taking to developing SRA737, leveraging the rich biology of Chk1 synthetic lethality to incorporate prospective genomic profiling strategies to enhance patient selection in their trials and potentially improve their prospects for positive outcomes. I look forward to working closely with this outstanding team.”

“Andrew Allen’s experience and exemplary track record of success in oncology drug development are highly aligned with the vision at Sierra Oncology to build a commercial company delivering impactful therapeutics for patients with cancer,” added Mr. Donald Parfet, Chairman of the Board of Directors of Sierra Oncology. “Our ongoing ability to attract renowned thought leaders in the DDR field like Dr. Allen reflects the quality of our assets and the growing momentum of our clinical programs.”

Dr. Andrew Allen is a co-founder of Gritstone Oncology and serves as its President, Chief Executive Officer and a member of its Board of Directors. He was a Co-Founder of Clovis Oncology (NASDAQ: CLVS) where he served as Executive Vice President of Clinical and Preclinical Development and Chief Medical Officer, leading the in-licensing and global development of RubracaTM, a PARP inhibitor approved for treatment of ovarian cancer. Prior to that, he was Chief Medical Officer at Pharmion Corporation, which was sold to Celgene Corporation for $2.9 billion following the global development of Vidaza™ for the treatment of myelodysplastic syndromes and Thalomid™ for the front-line treatment of multiple myeloma in Europe. Previously, Dr. Allen served in clinical development leadership roles at Chiron Corporation and Abbott Laboratories, and worked at McKinsey & Company, where he advised life science companies on strategic issues. He currently serves on the Board of Directors of the epigenetic cancer therapy company, Epizyme (NASDAQ: EPZM), and Cell Design Labs, a privately held CAR-T company. Dr. Allen received a medical degree from Oxford University and a Ph.D. in immunology from Imperial College London.

The company also reported it has increased the size of the Board from seven directors to eight.

About Sierra Oncology

Sierra Oncology is a clinical stage drug development company advancing next generation DNA Damage Response (DDR) therapeutics for the treatment of patients with cancer. Our lead drug candidate, SRA737, is a potent, highly selective, orally bioavailable small molecule inhibitor of Checkpoint kinase 1 (Chk1), a key regulator of important cell cycle checkpoints and central mediator of the DDR network. SRA737 is currently being investigated in two Phase 1 clinical trials in patients with advanced cancer: a monotherapy study evaluating SRA737 in patients with tumors identified to have genetic aberrations hypothesized to confer sensitivity to Chk1 inhibition via synthetic lethality, and a study evaluating the combination of SRA737 potentiated by low-dose gemcitabine. Sierra is also preparing for potential clinical studies of SRA737 in combination with other agents where there is a strong biological rationale for synergy with Chk1 inhibition, such as immune oncology therapeutics, and other DDR inhibitors including PARP inhibitors.

Sierra Oncology is also advancing SRA141, a potent, selective, orally bioavailable small molecule inhibitor of Cell division cycle 7 kinase (Cdc7) undergoing preclinical development. Cdc7 is a key regulator of DNA replication and is involved in the DDR network, making it a compelling emerging target for the potential treatment of a broad range of tumor types. For more information, please visit www.sierraoncology.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Sierra Oncology’s market and industry position, expectations from current data, anticipated clinical development and potential benefits of Sierra Oncology’s product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that Sierra Oncology may be unable to successfully develop and commercialize product candidates, SRA737 and SRA141 are at early stages of development and may not demonstrate safety and efficacy or otherwise produce positive results, Sierra Oncology may experience delays in the preclinical and anticipated clinical development of SRA737 or SRA141, Sierra Oncology may be unable to acquire additional assets to build a pipeline of additional product candidates, Sierra Oncology’s third-party manufacturers may cause its supply of materials to become limited or interrupted or fail to be of satisfactory quantity or quality, Sierra Oncology’s cash resources may be insufficient to fund its current operating plans and it may be unable to raise additional capital when needed, Sierra Oncology may be unable to obtain and enforce intellectual property protection for its technologies and product candidates and the other factors described under the heading “Risk Factors” set forth in Sierra Oncology’s filings with the Securities and Exchange Commission from time to time. Sierra Oncology undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Contact:

James Smith

Vice President of Corporate Affairs

Sierra Oncology

604.558.6536

investors@sierraoncology.com